Exhibit 99.1
Two North Riverside Plaza, Suite 2000, Chicago, Illinois 60606

Equity Commonwealth Declares Its Final Cash Liquidating Distribution of
$1.60 Per Common Share and Its Plan to Delist from NYSE

CHICAGO –April 1, 2025 – Equity Commonwealth (NYSE: EQC) (the “Company”) announced today that its Board of Trustees has authorized the Company’s final cash liquidating distribution of $1.60 per common share (the “Final Cash Liquidating Distribution”) which will be paid on April 22, 2025 to shareholders of record on April 11, 2025. This brings the aggregate cash liquidating distributions to $20.60 per common share, inclusive of the $19.00 per share paid in December.

The Company also intends to file a Form 25, or Notification of Removal from Listing, with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”) relating to the delisting of the common shares on or about April 11, 2025. The Company’s last day of trading on NYSE will be April 21, 2025. After payment of the Final Cash Liquidating Distribution and delisting from NYSE, the Company will continue the process of winding down, transfer any remaining assets and liabilities to a Maryland liquidating trust and deregister with the SEC, which is likely to occur before the end of the second quarter of 2025. EQC’s common shares will then be converted into beneficial interest units in the liquidating trust, on a one for one basis. Distributions from the liquidating trust, if any, would be nominal.

Because the payment of the Final Cash Liquidating Distribution represents more than 25% of the price of the Company’s common shares, NYSE has advised the Company that its common shares will trade with “due bills” representing an assignment of the right to receive the Final Cash Liquidating Distribution from the record date of April 11, 2025 through the closing of trading on NYSE on April 21, 2025, the last day of trading (this period of time representing the “Dividend Right Period”).

Shareholders who sell their common shares during the Dividend Right Period will be selling their right to the Final Cash Liquidating Distribution, and such shareholders will not be entitled to receive the Final Cash Liquidating Distribution. Due bills obligate a seller of common shares to deliver the Final Cash Liquidating Distribution payable on such common shares to the buyer and holder of the common shares as of the payment date (the “Dividend Right”). The record date of April 11, 2025 will be used as the date for establishing the due bill tracking of the Dividend Right to the holder of common shares.

Due bill obligations are customarily settled between the brokers representing the buyers and the sellers of shares. The Company has no obligation for either the amount of the due bill or the processing of the due bill. Buyers and sellers of the Company’s common shares should consult their brokers before trading to be sure they understand the effect of NYSE’s due bill procedures.

The U.S. federal income tax consequences of the cash liquidating distributions, as well as the Plan of Sale and Dissolution of the Company, are summarized in the Definitive Proxy.

About Equity Commonwealth
Equity Commonwealth (NYSE: EQC) is a Chicago based, internally managed and self-advised real estate investment trust (REIT).

Exhibit 99.1
Two North Riverside Plaza, Suite 2000, Chicago, Illinois 60606
Regulation FD Disclosures
We use any of the following to comply with our disclosure obligations under Regulation FD: press releases, U.S. Securities and Exchange Commission (“SEC”) filings, public conference calls, or our website. We routinely post important information on our website at www.eqcre.com, including information that may be deemed to be material. We encourage investors and others interested in the Company to monitor these distribution channels for material disclosures.

Forward-Looking Statements
This press release may contain forward-looking statements and information within the meaning of the federal securities laws. These statements, including statements relating to the expected tax treatment of distributions, are based on current expectations, estimates, projections and assumptions made by management. While Equity Commonwealth management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the SEC and available on our website, www.eqcre.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Commonwealth assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investor Contact
Bill Griffiths, (312) 646-2801